ImmuCell Announces Preliminary 2016 Financial Results

PORTLAND, ME -- (Marketwired - February 09, 2017) - ImmuCell Corporation (NASDAQ: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve health and productivity in the dairy and beef industries, today announced unaudited financial results for the year ended December 31, 2016.

Fourth Quarter and Fiscal Year 2016 Overview:

--  Sales for the year ended December 31, 2016 totaled $9.5 million, compared to $10.2 million during the previous year, a 7% decline.

                         TOTAL ANNUAL PRODUCT SALES

----------------------------------------------------------------------------
        For the Years Ended        Sales                 (Decrease)/Increase
----------------------------------------------------------------------------
            12-31-2016             $ 9.5 million                (7%)
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            12-31-2015             $ 10.2 million                35%
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            12-31-2014             $ 7.6 million                 26%
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            12-31-2013             $ 6.0 million                 11%
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            12-31-2012             $ 5.4 million
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    Compound Annual Growth Rate                                 15.4%
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--  Sales for the fourth quarter of 2016 totaled $2.2 million, compared to
    $2.7 million during the fourth quarter of 2015, an 18% decline.
--  On a sequential basis, sales during the fourth quarter of 2016 grew 12%, compared to the third quarter ended September 30, 2016.
--  Company has reported positive net operating income for 10 consecutive quarters.

Financial results for fourth quarter and full year 2016 were impacted by the return to the market of a competitive product that was largely off the market from late 2014 to the middle of 2015. Market conditions in the dairy and beef industries, including milk pricing and prices for bull calves, were stronger during 2015 than in 2016. Despite lower 2016 sales, revenue since 2012 has grown at a 15.4% compounded annual rate.

Sales of the First Defense® product line (the Company's lead product) decreased by 19% and 7% during the three-month and twelve-month periods ended December 31, 2016, respectively, in comparison to the same periods during the prior year. Despite these declines, sales of First Defense® have increased during 21 of the past 25 quarters in comparison to the same quarters of the immediately preceding year.

The new level of sales demand established during 2015 exceeded the Company's production capacity and available inventory, resulting in a backlog of First Defense® orders. Investments to increase liquid processing production capacity by 50% were completed during the fourth quarter of 2015, and investments to increase freeze-drying production capacity by 100% were completed at the end of the first quarter of 2016. This capacity expansion allowed the Company to significantly reduce the backlog of orders as of June 30, 2016 and to eliminate it as of September 30, 2016. The prolonged period of order backlog (which began early in 2015 and extended through the middle of 2016) disrupted normal shipping patterns.

"The manufacturing issues that impacted our performance during 2016 are behind us," commented Bobbi Jo Brockmann, Vice President of Sales and Marketing. "We are off to a strong start to the new year. With inventory back to our target level, we are re-engaging customers lost during the period of scarce product supply and acquiring more new customers. This makes us optimistic about the long-term health of our business."

The Company continues to make significant progress towards its product development objective of adding a rotavirus claim to its product line during 2017, which would be the first calf level product to offer this unique breadth of claims. The Company is currently working to establish USDA claims for its gel tube formulation of First Defense Technology™. With its increased production capacity, the Company has begun to seek additional distributor partnerships to bring First Defense® into new international territories.

Other Income Statement Data for Fourth Quarter:

--  Net operating income was $119,000 and $461,000 during the three-month periods ended December 31, 2016 and 2015, respectively. The fourth quarter of 2016 was the tenth consecutive quarter of positive net operating income;
--  Net operating income was $890,000 and $2.1 million during the years ended December 31, 2016 and 2015, respectively;
--  Net income was $30,000, or less than $0.01 per diluted share, during the fourth quarter of 2016 compared to net income of $289,000, or $0.09 per diluted share, during the fourth quarter of 2015; and
--  Net income was $508,000, or $0.12 per diluted share, during the year ended December 31, 2016 compared to net income of $1.2 million, or $0.38 per diluted share, during the year ended December 31, 2015.

Balance Sheet Data for Fourth Quarter:

--  Cash, cash equivalents, short-term investments and long-term investments increased to $10.6 million at December 31, 2016 (excluding approximately
    $343,000 held temporarily in escrow against certain construction performance requirements) from $6.5 million at December 31, 2015;
--  Net working capital increased to $12.3 million at December 31, 2016 from
    $7.1 million at December 31, 2015; and
--  Stockholders' equity increased to $19.7 million at December 31, 2016 from $10.6 million at December 31, 2015.

Mast Out® Update:

During the third quarter of 2016, the Company initiated construction of its $20 million pharmaceutical facility to produce Nisin, the active ingredient in Mast Out®, a novel treatment for subclinical mastitis in lactating dairy cows. Approximately $3.3 million was capitalized on this project as of December 31, 2016, of which approximately $1.2 million was recorded in accounts payable as of December 31, 2016. Spending on this project is expected to be largely complete by September 30, 2017. The objective is to complete the construction and equipment installation and qualification by the end of 2017 to maintain the timeline leading to anticipated FDA approval in 2019.

During the fourth quarter of 2016, the Company closed on a private placement of 659,880 shares of common stock to 19 institutional and accredited investors at $5.25 per share, raising gross proceeds of $3.5 million. The net proceeds were approximately $3.2 million after deducting placement agent fees and other expenses incurred in connection with the equity financing. The Company now has 4,847,390 common shares outstanding. These funds, together with additional equity raised during the first quarter of 2016, are expected to be invested in the Nisin production facility.

"Our groundbreaking product innovation is unlike all other antibiotic treatments on the market today that are used subject to milk discard requirements," commented Michael F. Brigham, President and CEO. "Currently, mastitis, which costs the dairy industry about $2 billion per year, is treated with traditional antibiotic products, and treatment is generally reserved for clinical infections when the cow produces non-saleable milk. The "zero milk discard" product feature of Mast Out® would make earlier treatment of sick cows economically feasible, while these cows are still producing saleable milk. No other product can provide this kind of value proposition."

Nisin is a bacteriocin that is not used in human medicines and would not contribute to the growing concern that the widespread use of antibiotics could encourage the growth of antibiotic-resistant bacteria ("superbugs").

Conference Call

Interested parties can access the conference call by dialing (844) 855-9502 or (412) 317-5499 at 4:30 PM ET today. A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10100949.

About ImmuCell

ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: (http://www.immucell.com).

                       Condensed Statements of Income

                               For the Three-Month     For the Twelve-Month
                                  Periods Ended           Periods Ended
                                  December 31,            December 31,
                             ----------------------- -----------------------
(In thousands, except per
 share amounts)                 2016        2015        2016        2015
                             ----------- ----------- ----------- -----------
                             (Unaudited) (Unaudited) (Unaudited)

Product sales                $     2,214 $     2,694 $     9,544 $    10,229
Costs of goods sold                  995       1,037       4,123       3,978
                             ----------- ----------- ----------- -----------
  Gross margin                     1,219       1,657       5,421       6,251

Sales, marketing and
 administrative expenses             846         865       3,287       2,894
Product development expenses         254         331       1,244       1,235
                             ----------- ----------- ----------- -----------
  Operating expenses               1,100       1,196       4,531       4,129
                             ----------- ----------- ----------- -----------

NET OPERATING INCOME                 119         461         890       2,122

Other expenses, net                   51          31         132          59
                             ----------- ----------- ----------- -----------

INCOME BEFORE INCOME TAXES            68         430         758       2,063

Income tax expense                    38         141         250         850
                             ----------- ----------- ----------- -----------

NET INCOME                   $        30 $       289 $       508 $     1,213
                             =========== =========== =========== ===========

Weighted average common
 shares outstanding:
  Basic                            4,704       3,055       4,226       3,042
  Diluted                          4,804       3,175       4,336       3,166

NET INCOME PER SHARE:
  Basic                      $      0.01 $      0.09 $      0.12 $      0.40
  Diluted                    $      0.01 $      0.09 $      0.12 $      0.38

                        Selected Balance Sheet Data

                                           (Unaudited)
                                       As of December 31, As of December 31,
                                              2016               2015
                                       ------------------ ------------------
(In thousands)
Cash, cash equivalents, short-term and     $10,624(1)           $6,534
 long-term investments
Net working capital                          12,289              7,078
Total assets                                 24,697             14,540
Stockholders' equity                         $19,722            $10,614

(1) This balance does not include approximately $343,000 being held temporarily in escrow against certain construction performance requirements.

Safe Harbor Statement:

The preliminary financial results disclosed in this press release are subject to completion of the annual audit by our independent registered public accounting firm. Our complete, audited financial results are expected to be filed with the SEC in our Annual Report on Form 10-K on or about March 30, 2017.

This Press Release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the amount and timing of future investments in facility modifications and production equipment; the future adequacy of our working capital and the availability of third party financing; timing and future costs of a facility to produce the Drug Substance (active pharmaceutical ingredient) for Mast Out®; the timing and outcome of pending or anticipated applications for future regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future realization of deferred tax assets; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance for Mast Out®; factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors' ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as "expects", "may", "anticipates", "aims", "intends", "would", "could", "should", "will", "plans", "believes", "estimates", "targets", "projects", "forecasts" and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors.

Contacts:
Michael F. Brigham
President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com